EXHIBIT 4.5

BRUNSWICK CORPORATION

2003 STOCK INCENTIVE PLAN

1. Purpose

     The purpose of the Brunswick Corporation 2003 Stock Incentive Plan is to provide incentives and rewards to (i) support the execution of the Corporation’s business and human resource strategies; (ii) provide for the compensation of Non-Employee Directors and (iii) more closely align the interests of Participants with those of the Corporation’s stockholders.

2. Definitions

     (a) “Award” includes, without limitation, shares of Stock, stock options, restricted and performance shares, restricted and performance units, dividend or equivalent rights, or other awards that are valued in whole or in part by reference to, or are otherwise based on, Stock.

     (b) “Award Summary” means a written summary setting forth the terms and conditions of each Award made under this Plan.

     (c) “Board” means the Board of Directors of the Corporation.

     (d) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

     (e) “Compensation Committee” means the Human Resources and Compensation Committee of the Board or such other committee as the Board may designate from time to time to administer this Plan.

     (f) “Corporation” means Brunswick Corporation, a Delaware corporation.

     (g) “Employee” means an employee of the Corporation or a Subsidiary.

     (h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     (i) “Fair Market Value” means the closing price on the New York Stock Exchange Composite Transactions Tape on the relevant valuation date or on the next preceding date on which a closing price was quoted.

     (j) “Governance Committee” means the Corporate Governance Committee of the Board or such other committee as the Board may designate from time to time.

     (k) “Non-Employee Director” means any member of the Board who is not an Employee.

     (l) “Participant” means a person who has been granted an Award under this Plan.

     (m) “Plan” means this Brunswick Corporation 2003 Incentive Stock Plan.

     (n) “Stock” means the common stock, $0.75 par value, of the Corporation.

     (o) “Subsidiary” means any corporation or other entity in which the Corporation has a proprietary interest of more than 50% by reason of stock ownership or otherwise.

3. Eligibility

     Employees selected by the Compensation Committee and Non-Employee Directors selected by the Governance Committee are eligible to receive Awards.

4. Plan Administration

     (a) Except as otherwise determined by the Board or specifically set forth herein, this Plan shall be administered by the Compensation Committee. The Compensation Committee shall determine the terms of Awards granted to Employees. The Compensation Committee shall, subject to the terms of this Plan, establish rules and regulations it deems necessary or desirable for Plan administration.

     (b) Notwithstanding anything contained in this Plan to the contrary and except as otherwise determined by the Board, the Governance Committee shall determine the terms of Awards granted to Non-Employee Directors, and shall exercise all the authority of the Compensation Committee under this Plan as the same relates to such Awards.

     (c) To the extent permitted by applicable law, each of the Compensation Committee and the Governance Committee may designate others to carry out its responsibilities; provided, however, that neither may delegate its power and authority to others with regard to the selection for participation in this Plan of a person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such person.

     (d) The Compensation Committee shall have the authority at any time prior to a Change of Control (as defined in Section 12) to cancel Awards for reasonable cause and to provide for the conditions and circumstances under which Awards shall be forfeited.

     (e) The Compensation Committee shall have authority to interpret and construe the provisions of this Plan and the Award Summaries, and the application thereof, and make determinations which shall be final, binding and conclusive on all persons.

     (f) The members of the Board, the Compensation Committee, the Governance Committee and any person to whom the Compensation Committee or Governance Committee delegates any of its power and authority (i) shall not be liable for any action, omission, determination, interpretation or construction made in connection with this Plan in good faith, and (ii) shall be entitled to indemnification and reimbursement to the full extent permitted by applicable law, except as otherwise may be provided in the Corporation’s Certificate of Incorporation and/or By-Laws, as each may be amended from time to time, and under any directors’ and officers’ liability insurance that may be in effect from time to time.

5. Stock Subject To Provisions Of This Plan

     The stock subject to the provisions of this Plan shall be:

(a)	4,000,000 shares of Stock, which may be either authorized but unissued Stock or Stock held as treasury stock;

(b)	Shares of Stock available, as of the effective date of this Plan, for future grants of awards under the Brunswick Corporation 1991 Stock Plan (the “1991 Plan”), which shares upon the effectiveness of this Plan shall no longer be available under the 1991 Plan; and

(c)	Shares of Stock represented by Awards under this Plan, awards under the 1991 Plan or awards under the Corporation’s 1997 Stock Plan for Non-Employee Directors (the “1997 Plan”) (i) which are cancelled, forfeited, surrendered, terminated, paid in cash or expire unexercised or (ii) which are not issued or delivered by reason of the delivery or withholding of shares of Stock to pay all or a portion of the exercise price, if any, or to satisfy all or a portion of applicable tax withholding obligations.

     The total number of shares of Stock with respect to which Awards other than stock options may be granted under this Plan shall not exceed twenty-five percent (25%) of the number of shares of Stock identified in Section 5 (a) and 5 (b). The maximum number of shares of Stock with respect to which stock options may be granted during any calendar year to any person shall be 1,000,000.

6. Awards Under This Plan

     In addition to shares of Stock, the following types of Awards and other stock-based Awards may be granted under this Plan on a stand alone, combination or tandem basis:

   (a) Stock Option. A right to buy a specified number of shares of Stock at a fixed exercise price during a specified time; provided that the exercise price of any option shall not be less than 100% of the Fair Market Value of the Stock on the date of grant of the option. The exercise price of any option granted under this Plan may not be reduced or otherwise adjusted other than as provided in Section 10.

   (b) Restricted And Performance Shares. A transfer of Stock to a Participant, subject to such restrictions on transfer or other incidents of ownership, or subject to specified performance standards for specified periods of time.

   (c) Restricted And Performance Share Unit. A fixed or variable share or dollar denominated unit subject to conditions of vesting, performance and time of payment, which unit may be paid in Stock, cash or a combination of both.

   (d) Other Stock-Based Awards. Other Stock-based Awards which are related to or serve a similar function to those Awards set forth in this Section 6.

     In addition to granting Awards for purposes of incentive compensation, Awards may also be made in tandem with or in lieu of current or deferred compensation.

     No Stock shall be issued pursuant to any Award unless consideration at least equal to the par value of the Stock has been received by the Corporation in the form of cash, services rendered or property.

7. Award Summaries

     Each Award under this Plan shall be evidenced by an Award Summary. Delivery of an Award Summary to each Participant shall constitute an agreement, subject to Section 4(e) and Section 9 of this Plan, between the Corporation and the Participant as to the terms and conditions of the Award.

8. Other Terms and Conditions

     (a) Assignability. No Award shall be assignable or transferable except by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or in accordance with guidelines established by the Compensation Committee.

     (b) Rights As A Stockholder. A Participant shall have no rights as a stockholder with respect to shares of Stock covered by an Award until the date the Participant or his nominee, guardian or legal representative is the holder of record. No adjustment will be made for dividends or other rights for which the record date is prior to such date.

     (c) Withholding. Except as otherwise provided by the Compensation Committee, (i) the deduction of withholding and any other taxes required by law will be made from all amounts paid in cash and (ii) in the case of payments of Awards in shares of Stock, the Participant shall be required to pay in cash the amount of any taxes required to be withheld prior to receipt of such Stock, or alternatively, a number of shares of Stock the Fair Market Value of which equals the amount required to be withheld may be deducted from the payment; provided, however, that the number of shares of Stock so deducted may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate.

     (d) Vesting Policy. The following vesting policy shall apply to Awards under this Plan:

(i)	Any stock option may not become exercisable, in whole or in part, until the first anniversary of the date of grant.

(ii)	Any Award, other than an Award of stock options, that contains performance standards, may not vest, in whole or in part, before the first anniversary of the date of grant.

(iii)	Any Award, other than an Award of stock options, that does not contain performance standards, may not vest faster than ratably over a three-year period commencing with the date of grant.

(iv)	Vesting provisions established with respect to an Award will not be modified following the grant date except in accordance with sub-section (v) of this Section 8(d) below.

(v)	The vesting provisions set forth in sub-sections (i) through (iv) of this Section 8(d) shall not apply to Awards to Non-Employee Directors or Awards to any Participant in lieu of a cash payment that would otherwise be paid to such Participant without vesting or performance conditions. This Section 8(d) also shall not preclude any Award under this Plan from providing for the acceleration of vesting or exercisability or the deemed satisfaction of performance conditions in connection with a Change in Control, the death, disability or retirement of the Participant, or an involuntary termination of the Participant’s employment.

9. Amendments

     The Board or the Compensation Committee may alter, amend, suspend or discontinue this Plan at any time or at any time prior to a Change of Control (as defined in Section 12) alter or amend any or all Award Summaries granted under this Plan to the extent permitted by law. Any such action may be taken without the approval of the Corporation’s stockholders, but only to the extent that such stockholder approval is not required by applicable law or regulation, including, without limitation, applicable stock exchange rules.

10. Recapitalization

     In the event of any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in shares, effected without receipt of consideration by the Corporation, or other change in corporate or capital structure, the number and class of securities available under this Plan, the maximum number of securities available for Awards other than stock options, the number and class of securities subject to each outstanding stock option and the purchase price per security, the maximum number of securities with respect to which stock options may be granted during any calendar year to any person, the number and class of securities subject to each outstanding Award, and the terms of each outstanding Award shall be appropriately adjusted by the Compensation Committee, such adjustments to be made in the case of outstanding options without an increase in the aggregate purchase price; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated. The decision of the Compensation Committee regarding any such adjustment shall be final, binding and conclusive.

11. No Right To Participation or Employment

     No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of the Corporation or a Subsidiary. Further, the Corporation and each Subsidiary expressly reserve the right at any time to dismiss a Participant free from any liability or claim under this Plan, except as provided herein or in any Award Summary issued hereunder.

12. Change In Control

     The term “Change in Control” of the Corporation means a change in the beneficial ownership of the Corporation’s voting stock or a change in the composition of the Board which occurs as follows:

(i)	any Person other than a trustee or other fiduciary of securities held under an employee benefit plan of the Corporation or any of its subsidiaries, is or becomes a beneficial owner, directly or indirectly, of stock of the Corporation representing 25% or more of the total voting power of the Corporation’s then outstanding stock and securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in Clause (A) of paragraph (iv), below;

(ii)	a tender offer (for which a filing has been made with the Securities and Exchange Commission (“SEC”) which purports to comply with the requirements of Section 14(d) of the Exchange Act and the corresponding SEC rules) is made for the stock of the Corporation, which has not been negotiated and approved by the Board, then the first to occur of:

(A)	any time during the offer when the Person making the offer owns or has accepted for payment stock of the Corporation with 25% or more of the total voting power of the Corporation’s stock, or

(B)	three business days before the offer is to terminate unless the offer is withdrawn first if the Person making the offer could own, by the terms of the offer plus any shares owned by this Person, stock with 50% or more of the total voting power of the Corporation’s stock when the offer terminates;

(iii)	individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”), cease for any reason to constitute a majority thereof; provided, however, that any individual becoming a director whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least 75% of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iv)	there is consummated a merger or consolidation of the Corporation (or any direct or indirect subsidiary of the Corporation) with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 75% of the combined voting power of the stock and securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of stock and securities of the Corporation representing more than 25% of the combined voting power of the Corporation’s then outstanding stock and securities; or

(v)	the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets other than a sale or disposition by the Corporation of all or substantially all of the assets to an entity at least 75% of the combined voting power of the stock and securities which is owned by Persons in substantially the same proportions as their ownership of the Corporation’s voting stock immediately prior to such sale.

As used in this Section 12, “Person” shall mean any person (as defined in Section 3(a)(9) of the Exchange Act, as such term is modified in Section 13(d) and 14(d) of the Exchange Act) other than (1) any employee plan established by the Corporation, (2) the Corporation or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation. “Beneficial Owner” shall mean beneficial owner as defined in Rule 13d-3 under the Exchange Act.

13. Governing Law

     To the extent that federal laws do not otherwise control, this Plan shall be construed in accordance with and governed by the law of the State of Illinois.

14. Supplemental Plans

     The Board shall have the authority to adopt plans, supplemental to this Plan, covering Participants residing outside the United States.

15. Savings Clause

     This Plan is intended to comply in all aspects with applicable law and regulation. In case any one or more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulation, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws so as to foster the intent of this Plan.

16. Effective Date and Term

     This Plan shall be submitted to the stockholders of the Corporation for approval and, if approved by the affirmative vote of a majority of the shares of Stock present in person or represented by proxy at the 2003 annual meeting of stockholders, shall become effective as of the date of such approval. This Plan shall remain in effect until terminated by the Board.